Exhibit 99.01
Diamond Foods reports record first quarter earnings, 40% above the prior year
▪	Snack sales increased 64% to $60 million;

▪	EPS of $0.88 exceeded the prior year’s $0.64;

▪	Adjusted EBITDA grew 27% to $29 million;

▪	Fiscal 2010 full-year EPS guidance raised $0.02 to $1.72 to $1.82.
SAN FRANCISCO, CA., December 3, 2009 — Diamond Foods, Inc. (NASDAQ: DMND) today reported record financial results for its first quarter fiscal 2010, as well as increased financial guidance for fiscal year 2010.
For the three months ended October 31, 2009, diluted earnings per share (EPS) grew 38 percent to $0.88 compared to $0.64 for the prior year’s comparable period. The prior year’s EPS included $0.03 in net charges related to the early retirement of debt coinciding with the Pop Secret acquisition, partially offset by the sale of emission reduction credits. Without these items, EPS grew 31 percent over the prior year’s non-GAAP EPS of $0.67.
“Snack sales, which included a full quarter of Pop Secret in this year’s results, grew 64 percent during the quarter. Emerald set a new quarterly sales record as it achieved significant sales gains from successful new products, filling distribution voids and more effective merchandising,” said Michael J. Mendes, President and CEO. “Based upon this strong performance and the expanded marketing initiatives planned during the next several months, we are raising full-year fiscal 2010 EPS guidance to $1.72 to $1.82, compared to $1.70 to $1.80 previously.”
Corporate Highlights
▪	For the 12 weeks ended October 31, 2009, Emerald’s food store sales grew 42 percent. Emerald’s national market share grew 170 basis points to 7.4 percent, despite having only three SKUs with more than 60 percent ACV grocery distribution.

▪	Outside the grocery channel, Emerald benefited from new distribution authorized in 2009’s fourth fiscal quarter of three 100-calorie pack portion control items, and continued growth of Breakfast on the Go.

▪	Several new products, including two new Emerald trail mixes, have been authorized by customers and are scheduled to begin shipping in the second quarter of fiscal 2010. Pop Secret Jumbo Popping Kernels were just launched and will be in trial distribution beginning in January.

▪	The Company also announced several new marketing initiatives, including a national television campaign that links Pop Secret eating occasions with classic movies from the Warner Brothers Studios film library; an online and print marketing campaign, called Holiday Treats, that includes 15 video vignettes which introduce consumers to easy holiday recipes featuring Diamond culinary nuts; and a Super Bowl commercial which will highlight our snack portfolio.
▪	Adjusted EBITDA grew 27 percent to $28.9 million, which combined with tight control over working capital, enabled the Company to reduce total debt during the quarter, despite it being our traditionally highest cash-use quarter. The resultant pro forma leverage ratio (debt divided by EBITDA as defined in the Company’s credit agreement) will keep the credit spread paid to lenders at 150 basis points over LIBOR on borrowings taking place during the second quarter of fiscal year 2010.

▪	A quarterly dividend of $0.045 per share was paid on November 2, 2009, to shareholders of record as of October 19, 2009.
Financial Results
Net sales during the quarter were $180.6 million, 8 percent below the prior year primarily due to a later walnut crop harvest (which will shift culinary nut, ingredient and international sales from the first fiscal quarter to subsequent quarters), greater value being passed on to customers as commodity prices have declined to more normalized levels, and continued rationalization of non-strategic SKUs, particularly in the club channel. Excluding the effect of SKU rationalization, culinary nut volumes approximated the prior year’s quarterly volumes, and momentum during November was strong across the portfolio.
For the current quarter, gross profit as a percentage of net sales was 25.2 percent, a 420 basis point improvement over the prior year comparable period of 21.0 percent. This improvement reflects a more profitable product mix of retail sales, greater scale in snacks, normalizing input costs, manufacturing efficiency initiatives and the elimination of low margin SKU’s.
Selling, general and administrative expense (SG&A) was $13.5 million during the quarter, and SG&A as a percentage of net sales was 7.5 percent compared to 8.1 percent during the prior year quarter. The decrease was primarily driven by one-time costs during the prior year associated with the Pop Secret acquisition.
Advertising expense increased 8 percent to $6.3 million compared to $5.9 million during the prior year quarter, reflecting increased consumer support of our snack brands, including the addition of the Pop Secret brand.
The effective tax rate for the quarter was 38.9%.
As of October 31, 2009, total debt was $111.3 million, which was $3.8 million lower than fiscal 2009’s fourth quarter. Total debt less cash & equivalents was $104.7 million, which was $96.3 million lower than the prior year quarter as a result of strong cash flow generation from operations and tight working capital management.

Fiscal 2010 Outlook
Financial guidance for fiscal year 2010, ending July 31, 2010, was updated as follows:
▪	Total net sales of $585 million to $605 million;

▪	Snack net sales of $220 million to $230 million;

▪	Advertising expense of $29 million to $34 million;

▪	EPS of $1.72 to $1.82, compared to previous guidance of $1.70 to $1.80.
For the quarter ending January 31, 2010, the company expects $170 million to $175 million in sales and $0.42 to $0.46 in EPS.
Conference Call
Diamond will host an investor conference call and web cast today, December 3, 2009, at 1:30 p.m. Pacific Time to discuss these results. To participate in today’s call via telephone, dial 800-401-3551 from the U.S./Canada or 913-312-0841 elsewhere and enter a confirmation code of 384-7524. In order to listen to the call over the internet, visit the Company’s website at www.diamondfoods.com and select “Investor Relations.”
Archived audio replays of the call will be available on the Company’s website or via telephone. The latter will begin at 4:00 p.m. Pacific Time on December 3 and remain available through 4:30 p.m. Pacific Time on December 8, 2009. It can be accessed by dialing 888-203-1112 from the U.S./Canada or 719-457-0820 elsewhere. Both phone numbers require the conference code listed above.
To receive email notification of future press releases from Diamond Foods, please visit http://investor.diamondfoods.com and select “email alerts.”

Financial Summary
Net Sales by Product Line:

	Three months ended
	October 31,
			% Prior
(in thousands)	2009	2008	Year

Culinary	$64,724	$89,200	(27)%
Snack	59,833	36,395	64%
In-shell	19,599	24,886	(21)%

Total retail	144,156	150,481	(4)%

Ingredient/Food Service	12,763	12,960	(2)%
International	23,119	31,343	(26)%
Other	603	742	(19)%

Total non-retail	36,485	45,045	(19)%

Total	$180,641	$195,526	(8)%

Summarized Statement of Operations:

	Three months ended
	October 31,
(in thousands, except per share amounts)	2009	2008

Net sales	$180,641	$195,526
Cost of sales	135,150	154,457

Gross profit	45,491	41,069
Operating expenses:
Selling, general and administrative	13,497	15,772
Advertising	6,292	5,850

Total operating expenses	19,789	21,622

Income from operations	25,702	19,447
Interest expense	1,248	1,449
Other expense	—	898

Income before income taxes	24,454	17,100
Income taxes	9,524	6,404

Net income	$14,930	$10,696

Earnings per share:
Basic	$0.90	$0.66
Diluted	$0.88	$0.64
Shares used to compute earnings per share:
Basic	16,269	15,925
Diluted	16,685	16,273
Summarized Balance Sheet Data:

	October 31,
(in thousands)	2009	2008

Cash & equivalents	$6,591	$4,885
Trade Receivables, net	84,267	123,422
Inventories	174,397	212,147
Current assets	281,883	351,657
PP&E, net	51,581	51,681
Other intangible assets, net	97,417	100,523
Goodwill	75,243	80,416
Current liabilities, excluding debt	202,142	222,600
Total debt	111,303	205,925

Non-GAAP Financial Information
Diamond has provided the following non-GAAP financial information for the three months ended October 31, 2009 and 2008.
Reconciliation of income before income taxes to non-GAAP EPS:

	Three months ended
	October 31,
(in thousands, except per share amounts)	2009	2008

GAAP income before income taxes	$24,454	$17,100
Adjustments to remove loss on extinguishment of debt and other credits	—	898

Non-GAAP income before income taxes	24,454	17,998

GAAP income taxes	9,524	6,404

Adjustment for tax effect of Non-GAAP adjustments	—	366

Non-GAAP income taxes	9,524	6,770

Non-GAAP net income	$14,930	$11,228

Non-GAAP EPS-diluted	$0.88	$0.67

Shares used in computing Non-GAAP EPS-diluted	16,685	16,273
Reconciliation of net income to Adjusted EBITDA:

	Three months ended
	October 31,
(in thousands)	2009	2008

Net income	$14,930	$10,696

Income taxes	9,524	6,404

Income before income taxes	24,454	17,100

Other expense	—	898

Interest expense	1,248	1,449

Income from operations	25,702	19,447

Stock-based compensation expense	571	1,093

Depreciation and amortization	2,634	2,175

Adjusted EBITDA	$28,907	$22,715

About Diamond’s non-GAAP Financial Measures
This release contains non-GAAP financial measures of Diamond’s performance (“non-GAAP measures”) for different periods. Non-GAAP financial measures should not be considered as a substitute for financial measures prepared in accordance with GAAP. Diamond’s non-GAAP financial measures do not reflect a comprehensive system of accounting, and differ both from GAAP financial measures and from non-GAAP financial measures used by other companies. Diamond urges investors to review its reconciliation of non-GAAP financial measures to GAAP financial measures, and its financial statements to evaluate its business.
Diamond believes that its non-GAAP financial measures provide meaningful information regarding operating results because they do not include amounts that Diamond excludes when monitoring operating results and assessing performance of the business. Diamond believes that its non-GAAP financial measures also facilitate comparison of results for current periods and business outlook for future periods. Diamond’s non-GAAP financial measures include adjustments for the following items:
▪	In the first quarter of fiscal 2009, an early termination fee of $2.6 million was incurred in connection with the prepayment of Senior Notes replaced by a new Credit Facility primarily used to finance the acquisition of Pop Secret. Diamond excluded this charge because it is not indicative of ongoing operations.
▪	In the first quarter of fiscal 2009, a $1.7 million gain on the sale of emission reduction credits that were primarily earned as a result of the closure of the Company’s cogeneration power facility in 2005. Diamond excluded this gain since it is not reflective of the operating results on an ongoing basis.
▪	Adjusted EBITDA is used by management as a measure of operating performance. Adjusted EBITDA is defined as net income before interest expense, income taxes, equity compensation, depreciation, amortization, and other non-operating expenses, including the aforementioned debt early termination fee and sale of emission credits. We believe that Adjusted EBITDA is useful as an indicator of ongoing operating performance. As a result, some management reports feature Adjusted EBITDA, in conjunction with traditional GAAP measures, as part of our overall assessment of company performance.
Diamond’s management uses non-GAAP measures in internal reports used to monitor and make decisions about its business, such as monthly financial reports prepared for management. The principal limitation of the non-GAAP measures is that they exclude significant expenses and gains required under GAAP. They also reflect the exercise of management’s judgments about which adjustments are appropriately made. To mitigate this limitation, Diamond presents the non-GAAP measures in connection with GAAP results, and recommends that investors do not give undue weight to them. Diamond believes that non-GAAP measures provide useful information to investors by allowing them to view the business through the eyes of management, facilitating comparison of results across historical and future periods, and providing a focus on the underlying operating performance of the business.

Note regarding forward-looking statements
This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including projections of Diamond’s results. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. Actual results could differ materially from projections made in this release. Some factors that could cause actual results to differ from our expectations include risks of integrating acquired businesses and entering markets in which we have limited experience, availability and pricing of raw materials, loss of key customers and an increase in competition. A more extensive list of factors that could materially affect our results can be found in Diamond’s periodic filings with the Securities and Exchange Commission. They are available publicly and on request from Diamond’s Investor Relations Department.
About Diamond
Diamond is a leading branded food company specializing in processing, marketing and distributing culinary nuts and snack products under the Diamond®, Emerald® and Pop Secret® brands.
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Contacts

Investors:	Media:
Bob Philipps	Linda Segre
Treasurer, VP Investor Relations	SVP Corporate Strategy and Communications
(415) 445-7426	(415) 230-7924
bphilipps@diamondfoods.com	lsegre@diamondfoods.com
Corporate Web Site: www.Diamondfoods.com